Exhibit 99.1

Pioneer Announces Record 2009 Results, Earnings More Than Double Versus Last Year

New York, NY — March 10, 2010 — Pioneer Power Solutions, Inc. (OTCBB: PPSI), a manufacturer of liquid-filled electric transformers for utility, industrial and commercial applications, today announced results for the year ended December 31, 2009.

Full year 2009 results were highlighted by:

•	Revenue of $40.6 million
•	Gross margin increase to 29.2%
•	Operating income of $7.9 million
•	Net earnings of $5.1 million
•	Earnings per share of $0.22, versus $0.09 last year

“Achieving these solid 2009 results, despite challenging economic conditions, reflects the strength of our product offerings and dedication of our employees,” said Nathan Mazurek, Chairman and Chief Executive Officer. “Our record earnings were achieved by aggressively managing our product mix towards larger, more highly-engineered products; products designed for the specific needs and applications of our customers.” Mazurek continued, “the expansion of our manufacturing facility, scheduled for completion in the fourth quarter of 2010, will enable us to continue our migration towards these larger and more complex products while providing some much-needed additional production capacity.”

Mr. Mazurek concluded, “While the overall economy remains fragile, we are optimistic about our long-term prospects given our expansion plans and our two new contracts with Hydro-Québec announced last week. We are dedicated to growing our business organically, though we believe we are well-capitalized to make strategic acquisitions of companies with strengths in niche market segments not presently served by us, or that would extend the scale and scope of our business into new products, channels and geographies.”

For a full presentation of Pioneer’s 2009 financial performance, including audited financial statements and management’s discussion of the company’s financial condition and results of operations, please refer to the Form S-1/A filed with the Securities Exchange Commission on March 10, 2010.

PIONEER POWER SOLUTIONS, INC. Consolidated Statements of Earnings (Audited)
	Year Ended December 31, 2009	Year Ended December 31, 2008
Sales	$40,596,576	$43,884,261
Cost of Goods Sold (including depreciation of $139,463 in 2009, $117,566 in 2008)	28,733,839	34,895,796

Gross Margin	11,864,737	8,988,465
Expenses:
Selling, General and Administrative	4,052,459	4,205,135
Depreciation	167,614	174,043
Foreign Exchange Loss (Gain)	(272,026)	(98,428)

Total Operating Expenses	3,948,047	4,280,705
Operating Income	7,916,690	4,707,715
Interest & Factoring Fees	(311,498)	(512,421)
Write-down of Advances to Limited Partners of a Shareholder	0	(700,335)

Earnings Before Income Taxes	7,605,192	3,494,959
Income Taxes:
Current Income taxes	2,488,000	1,265,000
Deferred Income taxes	2,000	92,000

	2,490,000	1,357,000

Net Earnings	$5,115,192	$2,137,959
Basic and Diluted Weighted Average Number of Common Shares Outstanding	23,292,603	22,800,000
Basic and Diluted Earnings Per Common Share	$0.22	$0.09

PIONEER POWER SOLUTIONS, INC. Condensed Consolidated Balance Sheet (Audited)
	December 31, 2009	December 31, 2008
ASSETS
Current Assets	$13,588,113	$10,726,939
Net Property, Plant and Equipment	987,261	827,672
Other Assets	20,171	0

Total Assets	$14,595,545	$11,554,611
LIABILITIES & EQUITY
Current Liabilities	4,626,736	8,999,809
Long-term Debt Due After One Year	0	111,519
Deferred and Other Liabilities	361,751	327,915
Shareholders' Equity	9,607,058	2,115,368

Total Liabilities and Shareholders Equity	$14,595,545	$11,554,611

About Pioneer Power Solutions, Inc.

Through its subsidiaries, Pioneer has been engaged in the design, development and manufacturing of liquid-filled power, distribution and specialty electric transformers for over 50 years. Pioneer serves customers in a variety of industries with particular emphasis on the electric utility, industrial and commercial construction markets in Canada and the United States. To learn more about Pioneer, please visit our website at at www.pioneerpowersolutions.com.

Contact:
Mitchell Benus
Pioneer Power Investor Relations
+1 347 326 8573
investors@pioneerpowersolutions.com

Forward-looking Statements:
This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with: (i) fluctuations in foreign currency exchange rates; (ii) the loss of significant customers; (iii) increases in the prices of raw materials; (iv) development of new products and service offerings; (v) the company's ability to integrate acquisitions; (vi) the effectiveness, profitability, and marketability of the company's current and prospective products and services; (vii) the impact of current, pending, or future legislation and regulation on the company's industry; and (viii) the impact of competitive products, services, pricing or technological changes. More detailed information about the company and the risk factors that may affect the realization of forward-looking statements is set forth in the company's filings with the Securities and Exchange Commission, including the company's Form S-1/A filed with the SEC on March 10, 2010. Investors and security holders are urged to read this document free of charge on the SEC's web site at www.sec.gov. The company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.